UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2)))

ERIE INDEMNITY COMPANY
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 21, 2015

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 90th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 21, 2015, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 12 persons to serve as directors until our 2016 annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice and information statement, together with a copy of our annual report to shareholders for the year ended December 31, 2014, are being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 20, 2015, the record date established by our board of directors. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Sean J. McLaughlin
Executive Vice President,
Secretary and General Counsel

March 20, 2015

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 21, 2015.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

We Are Not Asking Holders of Our Class A Common Stock for a Proxy and

You Are Requested Not to Send Us a Proxy

ERIE INDEMNITY COMPANY

INFORMATION STATEMENT

Unless the context indicates otherwise, all references in this information statement to “we,” “us,” “our” or the “Company” mean Erie Indemnity Company. Erie Insurance Exchange, or the “Exchange,” has four property and casualty insurance subsidiaries: Erie Insurance Company, Erie Insurance Company of New York, Erie Insurance Property & Casualty Company and Flagship City Insurance Company. We sometimes refer to the Exchange and its property and casualty insurance subsidiaries as the “Property and Casualty Group.” The Exchange also owns 100% of the common stock of Erie Family Life Insurance Company, or “EFL,” a life insurance company.

ERIE INDEMNITY COMPANY

100 Erie Insurance Place

Erie, Pennsylvania 16530

INFORMATION STATEMENT

INTRODUCTION

This information statement, which is first being mailed to the holders of our Class A common stock and our Class B common stock on or about March 20, 2015, is furnished to such holders to provide information regarding us and our 2015 annual meeting of shareholders. This information statement is also being furnished in connection with the solicitation of proxies by our board of directors from holders of Class B common stock to be voted at our 2015 annual meeting of shareholders and at any adjournment, postponement or continuation thereof. Our annual meeting will be held at 9:30 a.m., local time, on Tuesday, April 21, 2015 at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B common stock will also receive a form of proxy.

We are not asking holders of our Class A common stock for a proxy and you are requested not to send us a proxy.

Only holders of Class B common stock of record at the close of business on February 20, 2015, are entitled to vote at our annual meeting. Each share of Class B common stock is entitled to one vote on each matter to be considered at our annual meeting. Except as otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988, or “BCL,” in the case of adjourned meetings, a majority of the outstanding shares of Class B common stock will constitute a quorum at our annual meeting for the election of directors.

As of the close of business on February 20, 2015, we had 46,189,068 shares of Class A common stock outstanding, which are not entitled to vote on any matters to be acted upon at our 2015 annual meeting, and 2,542 shares of Class B common stock outstanding, which have the exclusive right to vote on all matters to be acted upon at our 2015 annual meeting.

There are three H.O. Hirt Trusts. Susan Hirt Hagen, or “Mrs. Hagen,” and Elizabeth Hirt Vorsheck, or “Mrs. Vorsheck,” both of whom are directors of the Company, are beneficiaries of the Trusts. Thomas B. Hagen and Jonathan Hirt Hagen, both directors of the Company, are contingent beneficiaries of the Trusts. The H.O. Hirt Trusts collectively own 2,340 shares of Class B common stock, which, because such shares represent 92.05% of the outstanding shares of Class B common stock entitled to vote at our 2015 annual meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of our Class B common stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. As of the date of this information statement, the individual trustees of the H.O. Hirt Trusts are Mrs. Hagen and Mrs. Vorsheck, and the corporate trustee is Sentinel Trust Company, L.B.A., or “Sentinel.” Mrs. Hagen and Mrs. Vorsheck are both candidates for re-election to the board at our 2015 annual meeting.

Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of each of the H.O. Hirt Trusts vote for the election of the 12 candidates for director named below, such candidates will be elected as directors even if all shares of Class B common stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. We have not been advised as of the date of this information statement how the trustees of the H.O. Hirt Trusts intend to vote at our annual meeting.

Since 1925, we have served as the attorney-in-fact for the policyholders at the Exchange. The Exchange is a reciprocal insurance exchange organized under Article X of Pennsylvania’s Insurance Company Law of 1921 under which individuals, partnerships and corporations are authorized to exchange reciprocal or inter-insurance contracts with each other, or with individuals, partnerships, and corporations of other states and countries, providing indemnity among themselves from any loss which may be insured against under any provision of the insurance laws except life insurance. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which appoints us as the attorney-in-fact for the subscriber (policyholder) to transact the business of the Exchange on their behalf. As attorney-in-fact, we are required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange. We also provide management services to the Exchange and its insurance subsidiaries.

The Property and Casualty Group writes personal and commercial lines of property and casualty insurance coverages exclusively through over 2,180 independent agencies comprised of more than 11,200 licensed agents. The underwriting results of the Property and Casualty Group are pooled. As a result of the Exchange’s 94.5% participation in the reinsurance pooling arrangement and its ownership of the other property and casualty insurance entities, the underwriting risk of the Property and Casualty Group’s business is borne by the Exchange.

We charge the Exchange a management fee calculated as a percentage, limited to 25%, of all premiums written or assumed by the Exchange. Management fees accounted for 94.5%, 94.9% and 95.9%, respectively, of our revenues for the three years ended December 31, 2012, 2013 and 2014. The management fee rate was 25% during 2012, 2013 and 2014, and beginning January 1, 2015, the rate has been set at 25%.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 20, 2015, the amount of our outstanding Class B common stock owned by shareholders known by us to own beneficially more than 5% of our Class B common stock.

Name of Individual or Identity of Group	Shares of Class B Common Stock Beneficially Owned	Percent of Outstanding Class B Common Stock
H.O. Hirt Trusts(1), Erie, Pennsylvania	2,340	92.05%
Hagen Family Limited Partnership(2), Erie, Pennsylvania	153	6.02%

(1)	There are three H. O. Hirt Trusts. Mrs. Hagen and Mrs. Vorsheck are two of the beneficiaries of the Trusts, and Thomas B. Hagen, the husband of Mrs. Hagen, and Jonathan Hirt Hagen, the son of Mrs. Hagen, are two of the contingent beneficiaries. As of the date of this information statement, the trustees of the H. O. Hirt Trusts are Mrs. Hagen, Mrs. Vorsheck and Sentinel. The trustees collectively control voting and disposition of the shares of Class B common stock. A majority of the trustees then in office acting together is required to take any action with respect to the voting or disposition of shares of Class B common stock.

(2)	Thomas B. Hagen, the chairman of our board of directors, is the general partner of the Hagen Family Limited Partnership. As general partner, Mr. Hagen has sole voting power and investment power over the shares of Class B common stock held by the Hagen Family Limited Partnership. Mr. Hagen is the husband of Mrs. Hagen and the father of Jonathan Hirt Hagen. Mrs. Hagen and Jonathan Hirt Hagen are also directors of the Company.

The following table sets forth, as of February 20, 2015, the amount of the outstanding shares of Class A common stock and Class B common stock beneficially owned by (i) each director and candidate for director nominated by our Nominating and Governance Committee, or “nominating committee,” (ii) each executive officer named in the Summary Compensation Table and (iii) all of our executive officers and directors as a group.

Name of Individual or Identity of Group	Shares of Class A Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class A Common Stock(3)	Shares of Class B Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Class B Common Stock(3)
Directors and Nominees for Director:
J. Ralph Borneman, Jr.	50,000	—	—	—
Terrence W. Cavanaugh	61,439	—	—	—
Jonathan Hirt Hagen	223,130	—	1	—
Susan Hirt Hagen(4)	6,658,800	14.42%	12	—
Thomas B. Hagen(5)	10,091,159	21.85%	157	6.18%
C. Scott Hartz	2,097	—	—	—
Claude C. Lilly, III	638	—	—	—
Thomas W. Palmer	770	—	—	—
Martin P. Sheffield	800	—	—	—
Richard L. Stover	1,072	—	—	—
Elizabeth Hirt Vorsheck(6)	4,783,282	10.36%	—	—
Robert C. Wilburn	2,700	—	—	—

Executive Officers(7):

Richard F. Burt, Jr.	3,036	—	—	—
Marcia A. Dall	6,648	—	—	—
George D. Dufala	12,399	—	—	—
Robert C. Ingram, III	2,800	—	—	—
All Directors and Executive Officers as a Group (18 persons)(8)	21,912,921	47.44%	170	6.69%

(1)	Information furnished by the named persons.

(2)	Under the rules of the Securities and Exchange Commission, or “SEC,” a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under the rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A common stock and Class B common stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A common stock and Class B common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)

Mrs. Hagen owns 300 shares of Class A common stock directly and 6,658,500 shares of Class A common stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B common stock directly. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A common stock and four shares of Class B common stock owned by Thomas B. Hagen, her husband, and the 10,086,059 shares of Class A common stock and 153 shares of Class B common stock owned by the Hagen Family Limited Partnership, for which Thomas B. Hagen, as general partner, has sole voting power and investment power. Mrs. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H. O. Hirt Trusts of which she is a beneficiary, contingent beneficiary and one of three trustees.

(5)	Mr. Hagen owns 5,100 shares of Class A common stock directly and 10,086,059 shares of Class A common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen owns four shares of Class B common stock directly and 153 shares of Class B common stock indirectly through the Hagen Family Limited Partnership. Mr. Hagen disclaims beneficial ownership of the 300 shares of Class A common stock and 12 shares of Class B common stock owned by Mrs. Hagen, his wife, and the 6,658,500 shares of Class A common stock owned indirectly by Mrs. Hagen. Mr. Hagen also disclaims beneficial ownership of any shares of Class B common stock held by the H. O. Hirt Trusts of which his wife is a beneficiary, contingent beneficiary and one of three trustees.

(6)	Mrs. Vorsheck owns 69,516 shares of Class A common stock directly and 4,713,766 shares of Class A common stock indirectly through several trusts.

(7)	Excludes Mr. Cavanaugh, who is listed under “Directors and Nominees for Director.”

(8)	Includes Executive Vice Presidents John F. Kearns and Sean J. McLaughlin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires that the officers and directors of a corporation, such as us, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations we received from our officers and directors and shareholders owning more than 10% of any class of our stock, and our review of the statements of changes of ownership filed with us by our officers and directors and shareholders owning more than 10% of any class of our stock during 2014, we believe that all such filings required during 2014 were made on a timely basis.

PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

The election of directors by the holders of our Class B common stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act, or the “Holding Companies Act,” in addition to provisions of the BCL and our bylaws. The following discussion summarizes these statutory and bylaw provisions and describes the process undertaken in connection with the nomination of candidates for election as directors by the holders of Class B common stock at our annual meeting.

Background of our Nominating Committee

Section 1405(c)(4.1) of the Holding Companies Act provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer. Such committee or committees must have responsibility for, among other things, recommending candidates to be nominated by the board of directors, in addition to any other nominations by voting shareholders, for election as directors by the voting shareholders. Section 1405(c)(5) of the Holding Companies Act provides that the above provisions shall not apply to a domestic insurer if the person controlling such insurer is an insurer, an attorney-in-fact for a reciprocal exchange, a mutual insurance holding company or a publicly held corporation having a board of directors and committees thereof which already meet the requirements of Section 1405(c)(4.1). For purposes of the Holding Companies Act, we are deemed to control the Exchange and its subsidiaries, and our board of directors and its committees are in compliance with Section 1405(c)(4.1).

Section 3.09 of our bylaws is consistent with this statutory provision and provides that (i) our board of directors must appoint annually a nominating committee that consists of not less than three directors, each of whom is not an officer or employee of us or of any entity controlling, controlled by or under common control with us, and (ii) our nominating committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director to be elected by the holders of Class B common stock to serve terms as established by our bylaws and until their successors are elected and qualified.

In accordance with this bylaw provision, on April 15, 2014 our board of directors designated a nominating committee consisting of Jonathan Hirt Hagen, chair, Mrs. Hagen, Thomas W. Palmer and Mrs. Vorsheck. As chairman of our board, Thomas B. Hagen also serves ex officio as a voting member of the nominating committee. Consistent with the Holding Companies Act, none of these persons is an officer or employee of us or of any entity controlling, controlled by or under common control with us. Each member of our nominating committee is an independent director as defined in the rules applicable to companies listed on the NASDAQ Global Select Market®, or “NASDAQ.”

Nominating Procedures

Under Section 2.07(a) of our bylaws, nominations of persons for election to our board of directors may be made at any meeting at which directors are to be elected (i) by or at the direction of our board of directors upon the recommendation of our nominating committee or (ii) by any holder of our Class B common stock.

With respect to nominations by or at the direction of our nominating committee, except as is required by rules promulgated by NASDAQ, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by a candidate for our board of directors, and our nominating committee may take into account such factors as it deems appropriate. Our nominating committee generally bases its nominations on our general needs as well as the specific attributes of candidates that would add to the overall effectiveness of our board of directors. Specifically, among the significant factors that our nominating committee may take into consideration are judgment, skill, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to our board of directors and any committee of our board of directors.

Although we do not have a formal policy or guidelines regarding diversity of membership of our board of directors, our corporate governance guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. Our board has not attempted to define “diversity” or otherwise require that the composition of our board include individuals from any particular background or who possess specific attributes.

In identifying and evaluating the individuals that it selects, or recommends that our board of directors select, as director nominees, our nominating committee utilizes the following process:

•	Our nominating committee reviews the qualifications of any candidates who have been recommended by a holder of Class A common stock or Class B common stock in accordance with our bylaws.

•

Our nominating committee also considers recommendations made by individual members of our board of directors or, if our nominating committee so determines, a search firm. Our nominating committee may consider candidates who have been identified by management, but is not required to do so.

•

Our nominating committee evaluates the background, experiences, qualifications and suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of our board of directors and the above discussed significant factors.

•	After such review and consideration, our nominating committee recommends a slate of director nominees to the board of directors.

Actions Taken for Nominations

Our nominating committee met on February 11, 2015 for the purposes of evaluating the performance and qualifications of the current or proposed members of our board of directors and nominating candidates for election as directors by the holders of Class B common stock at our annual meeting.

Our bylaws provide that our board of directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of our board of directors. Our nominating committee recommended at its February 11, 2015 meeting that the size of our board of directors remain at 12 persons and that all 12 incumbent directors as of such date be nominated to stand for re-election as directors by the holders of Class B common stock at our annual meeting.

On February 19, 2015, our board of directors accepted the report and recommendation of our nominating committee, set the number of directors to be elected at our annual meeting at 12 and approved the nomination of J. Ralph Borneman, Jr., Terrence W. Cavanaugh, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Thomas W. Palmer, Martin P. Sheffield, Richard L. Stover, Elizabeth Hirt Vorsheck and Robert C. Wilburn for election as directors by the holders of Class B common stock at our annual meeting. If elected, such persons would serve until our 2016 annual meeting of shareholders and until their successors are elected and qualified.

Candidates for Election

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by our nominating committee. Our board of directors has no reason to believe the nominees named will be unable to serve if elected.

The biography of each director nominee below contains information regarding that person’s principal occupation, positions held with the Company, service as a director, committee assignments, business experience, other public company director positions currently held or held at any time during the past five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our nominating committee to conclude that the person should serve as a member of our board of directors:

Name: Age (as of April 1, 2015); (Committee Assignments)	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since
J. Ralph Borneman, Jr. CIC, CPIA Age: 76 Committees: (1)(5)(7C)(8)	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Insurance & Financial Services LLC, insurance agency, Boyertown, PA, 2005 to present; President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., 1967-2005, insurance agencies he co-founded; Director, National Penn Bancshares until 2011.	1992

	Mr. Borneman has extensive knowledge of, and over 40 years of experience with, the business of insurance, agency matters, sales and marketing, and insurance distribution strategies. Mr. Borneman also has prior experience as a director of other public companies.

Terrence W. Cavanaugh Age: 61 Committees: (5)(6)(7)	President and Chief Executive Officer of the Company, July 2008 to present; Senior Vice President, Chubb & Son/Federal Insurance and Chief Operating Officer, Chubb Surety, for more than five years prior thereto.	2008

	Mr. Cavanaugh has prior executive management experience with a large national property-casualty insurance company, and broad knowledge of insurance operations and the insurance industry. He is currently serving as Chair of the Board of Governors of the Property Casualty Insurers Association of America, the leading national trade association for the property and casualty insurance industry.

Jonathan Hirt Hagen, J.D. Age: 52 Committees: (2)(3)(4C)(7)(8)	Vice Chairman of the Board of our Company, since 2013; Vice Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1999; private investor, since 1990.	2005

	Mr. Hagen, as the grandson of our late founder and longtime leader of the Company and son of Mr. and Mrs. Hagen, has significant knowledge of our history and culture. His extensive business and legal educational background, prior insurance experience and service on our board also give him broad knowledge of the insurance industry and business law. In addition, he has experience with his family’s business interests, as a private investor and as a director of another public company.

Name: Age (as of April 1, 2015); (Committee Assignments)	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Susan Hirt Hagen Age: 79 Committees: (1)(4)(5)(8C)	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 1967; private investor, since 1989.	1980
	Mrs. Hagen is the daughter of our late founder, who was the longtime leader of the Company. She is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. She also individually directly controls a significant shareholding interest in the Company. In addition to her extensive knowledge of the Company, as our longest serving active director, she is a highly recognized community leader, both locally and statewide. In 2010, she received the Distinguished Citizen of the Commonwealth Award from The Pennsylvania Society. Over many years, she has served on numerous boards of directors, including Chautauqua Institution, Wittenberg University and the Erie Community Foundation. Mrs. Hagen also has prior experience as a director of another public company.

Thomas B. Hagen Age: 79 Committees: (1C)(9)	Chairman of the Board of our Company and of our affiliated insurance companies, since 2007, and an employee (1953-1995) and former agent of the Company, including service as President (1982-1990) and Chairman and CEO (1990-1993); Chairman, Custom Group Industries, Erie, PA, machining and fabrication manufacturing companies, since 1997; General Partner, Hagen Family Limited Partnership, since 1989.	2007 and 1979-1998

	Mr. Hagen, the son-in-law and close associate of our late founder and longtime leader of the Company, has extensive insurance knowledge and experience having previously served the Company for over 40 years in a variety of leadership positions, including as our CEO. He has held leadership positions in various insurance industry and business trade groups, including past Chairman of the Pennsylvania Chamber of Business & Industry and past Chairman of the Insurance Federation of Pennsylvania. He also has broad executive management and leadership experience having served on various civic and business boards of directors, including the boards of three other public companies, one of them NYSE listed. He has served as Pennsylvania’s Secretary of Commerce and Secretary of Community & Economic Development, and is a retired Captain in the U.S. Navy Reserve. He controls the second largest voting and the largest non-voting shareholding interests in our Company.

C. Scott Hartz, CPA Age: 69 Committees: (6)(7)	Chief Executive Officer, TaaSera, Inc., a cyber-security technology company, since November, 2012; Chief Executive Officer, Hartz Group, strategy and technology consulting, Bala Cynwyd, PA, since 2002; Senior Managing Director, SCIUS Capital Group, LLC, 2002 to 2007; Chief Executive Officer, PwC Consulting, 1995 to 2002.	2003

	Mr. Hartz has a strong background in technology, information technology consulting and investments. He has prior experience in executive management and as a director of another public company.

Name: Age (as of April 1, 2015); (Committee Assignments)	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Claude C. Lilly, III, Ph.D., CPCU, CLU Age: 68 Committees: (2C)(6)(7)(8)	President, Presbyterian College, Clinton, SC, since July 2012; Dean, College of Business and Behavioral Science, Clemson University, 2007-2012; Dean, Belk College of Business Administration, University of North Carolina Charlotte, 1998 to 2007; James J. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, 1997 to 2007; Director, Charlotte Branch of the Federal Reserve Bank of Richmond until 2012; Director, FairPoint Communications, Inc. until 2011.	2000

	Dr. Lilly has extensive experience with risk assessment and management, and broad knowledge of insurance operations, regulation of insurance companies and financial reporting. He has prior experience as an Assistant Deputy Insurance Commissioner for the State of Georgia and served as an advisor to the Florida Insurance Department and to the Florida House of Representatives when it rewrote the state’s insurance code. Dr. Lilly has co-authored books on risk-based capital for the National Association of Insurance Commissioners (NAIC) and satisfies the SEC requirements of an audit committee financial expert. He also has prior experience as a director of other public companies.

Thomas W. Palmer, Esq. Age: 67 Committees: (2)(3C)(4)(7)	Member of the law firm of Marshall & Melhorn, LLC, Toledo, OH, since 1972.	2006
	Mr. Palmer has significant experience with business and corporate law, business dispute resolution, corporate governance, financial reporting and family-owned enterprises. He also has prior experience as a director of another public company.

Martin P. Sheffield, CPCU Age: 64 Committees: (1)(2)(7)(8)	Owner, Sheffield Consulting, LLC, Bath, PA, insurance consultants, since 2003.	2010
	Mr. Sheffield has extensive insurance industry, business and executive management experience, including having served 22 years as CEO of Co-Operative Insurance Company of Western New York, which ultimately became part of the Erie Insurance Group, as the Executive Director of Strategic Consulting for Ward Group, and as Vice President of the Property-Casualty Rating Division of A.M. Best. Mr. Sheffield also has prior experience as a director of another public company.

Richard L. Stover Age: 72 Committees: (2)(6C)	Managing Principal, Birchmere Capital, L.P., Pittsburgh, PA, private equity fund, since 2000.	2010
	Mr. Stover’s career has been concentrated in banking and finance. In addition to prior executive experience with financial institutions, including Mellon Bank, Bank of New England and GE Capital, he has extensive knowledge of investments, credit and corporate finance.

Name: Age (as of April 1, 2015); (Committee Assignments)	Principal Occupation for Past Five Years and Positions with the Company; Directorships with other Public Companies During Past Five Years	Director of the Company Since

Elizabeth Hirt Vorsheck Age: 59 Committees: (1)(4)(5C)(7)(8)	Co-Trustee of the H.O. Hirt Trusts, Erie, PA, since 2007; more than 30 years’ experience as managing principal of family business interests; private investor; and more than 10 years’ experience as principal of a family charitable foundation and other charitable initiatives.	2007

	Mrs. Vorsheck is a granddaughter of H.O. Hirt, the late founder and longtime leader of the Company, a daughter of F.W. Hirt, the late founder of Erie Family Life Insurance Company, who served the Erie Indemnity Company in many distinguished positions, culminating his lifelong career as Chairman of the Board having built and expanded the Erie Insurance Group of companies, and niece of Mr. and Mrs. Hagen. Mrs. Vorsheck is one of three trustees of the H.O. Hirt Trusts which control a majority of our voting stock. In addition, she individually directly controls a significant shareholding interest in the Company.

Robert C. Wilburn, Ph.D. Age: 71 Committees: (3)(5)(6)	President and Chief Executive Officer, Medal of Honor Museum Foundation, since July 2014; Principal, Wilburn Group, management consulting, since 2009; Distinguished Service Professor and Director, Heinz College, Carnegie Mellon University, Washington, D.C., 2009-2014; President and Chief Executive Officer, Gettysburg Foundation, Gettysburg, PA, 2000 to 2009; Director, Harsco, Inc. until 2014.	1999

	Dr. Wilburn has broad executive management experience as a university president, CEO of two nationally prominent foundations and service as Pennsylvania’s Secretary of Budget and Secretary of Education. He has extensive knowledge of corporate finance and executive compensation. Dr. Wilburn also has experience as a director of other public companies.

(1)	Member of our Executive Committee.

(2)	Member of our Audit Committee.

(3)	Member of our Compensation Committee

(4)	Member of our Nominating Committee.

(5)	Member of our Charitable Giving Committee.

(6)	Member of our Investment Committee.

(7)	Member of our Strategy Committee.

(8)	Member of our Exchange Relationship Committee.

(9)	Ex officio non-voting member of our Audit and Compensation Committees and voting member of all other committees.

C	Denotes committee chairperson.

Our board of directors has determined that each of the following directors and director nominees satisfies the definition of an “independent director” as set forth in the rules promulgated by NASDAQ:

Jonathan Hirt Hagen

Susan Hirt Hagen

Thomas B. Hagen

C. Scott Hartz

Claude C. Lilly, III

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

Elizabeth Hirt Vorsheck

Robert C. Wilburn

Required Vote. Cumulative voting rights do not exist with respect to the election of directors. A director nominee shall only be elected if the total votes cast by the voting shareholders for the election of such director nominee represents a majority of the Class B shares outstanding and entitled to vote at our annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CANDIDATES FOR DIRECTOR NOMINATED BY OUR NOMINATING COMMITTEE.

OUR BOARD OF DIRECTORS

Introduction

Our board of directors is currently comprised of 12 members, all of whom were elected at our 2014 annual meeting to serve for a term of one year. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors, or by our voting shareholders, in accordance with our bylaws.

All directors hold office until their respective successors are elected and qualified, or until their earlier death, resignation or removal. There are no family relationships between any of our directors or executive officers, except for the following:

•	Thomas B. Hagen, chairman of our board of directors and chairman of our executive committee, and Mrs. Hagen, a director, are husband and wife;

•	Jonathan Hirt Hagen, vice chairman of our board of directors, is the son of Thomas B. Hagen and Mrs. Hagen, and a first cousin of Mrs. Vorsheck; and

•	Mrs. Vorsheck, a director, is a niece of Mrs. Hagen and a first cousin of Jonathan Hirt Hagen.

During 2014, each director attended more than 75% of the number of meetings of our board of directors and the standing committees of our board of directors of which such director was a member.

Board Leadership and Executive Sessions

The chairman of our board of directors is elected annually by the remaining directors on our board. In addition to presiding at all meetings of shareholders and of our board of directors, the chairman’s duties include setting priorities, establishing agendas for meetings of the board, providing board leadership, and communicating with the chief executive officer, or “CEO,” on matters of strategic direction. The chairman also serves ex officio as a member of all other board committees of which he is not a designated member.

Our board of directors may, but is not required to, annually elect one of its members to be vice chairman of the board, and may remove or replace such person at any time and for any reason. The vice chairman of the board performs the duties (including ex officio membership on committees) of the chairman of the board when the chairman of the board is absent or unable to act or during such time as no individual is serving as chairman of the board. The vice chairman of the board also performs such other duties as from time to time may be assigned by the board of directors.

Since our incorporation in 1925, we have traditionally separated the positions of chairman of the board and CEO of the Company. Although our board of directors has no specific policy regarding separation of these offices and our bylaws permit the chairman to serve as CEO, our board has determined that separating these positions is currently in the best interest of the Company and our shareholders. Given the length of time and different capacities in which our current chairman has served the Company, including as a prior president and CEO, and his status as an independent director under NASDAQ rules, our board believes that separating these positions is an important component of our management succession plan, and allows our chairman to lead the board in its independent oversight of management and our CEO to focus on the day-to-day issues affecting our business.

A majority of the directors on our board meet the definition of an “independent director” under NASDAQ rules. Our independent directors meet in executive session without management directors or management present. These sessions generally take place prior to or following regularly scheduled board meetings. The directors met in such sessions three times during 2014.

Risk Oversight

Our board of directors oversees our risk management process. This oversight is primarily accomplished through the board’s committees and management’s reporting processes. We do not have a formal risk committee; however, our audit committee focuses on risk related to accounting, internal controls and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. Our nominating committee identifies and oversees risks associated with director independence, related person transactions and the implementation of corporate governance policies. Risks associated with our investment portfolio and the portfolios of the companies we manage are identified and assessed by our Investment Committee.

Our Executive Compensation and Development Committee, or “compensation committee,” identifies and oversees risks associated with our executive compensation policies and practices. In 2014, we engaged consultants from Mercer to assist us with a comprehensive compensation risk assessment. The assessment included a review of all executive and non-executive incentive plans. We evaluated the risks associated with each of our compensation plans and the effectiveness of certain risk-mitigating factors, including the following:

Plan Governance. All of our incentive plans have written plan documents. Depending on the plan, amendments require the approval of either the compensation committee or our Human Resources Division.

Performance Metrics and Goals. Performance metrics are generally a blend of corporate and individual goals. Corporate performance goals are the same for both our executive incentive plans and our non-executive incentive plans. For incentive plans subject to Section 162(m) of the Internal Revenue Code of 1986, or the “Code,” performance goals are established within the first 90 days of the performance period and may not be changed. For plans not subject to Section 162(m), performance goals can only be modified during the performance period in accordance with certain defined processes and controls.

Negative Discretion. For plans subject to Section 162(m) of the Code, discretion may only be applied to reduce the amount of a payout and may not be applied to increase the amount of a payout.

Pay Mix. The emphasis on variable pay and variable pay opportunities increases in the higher job levels of the organization.

Recoupment of Bonuses. Each incentive plan is subject to a recoupment policy or provisions.

Maximum Payout Limit. Each plan contains a maximum payout limit.

Based on this comprehensive assessment, we concluded that our compensation programs do not create undue material risk to the Company.

Committees of Our Board

Our board of directors met six times in 2014. The standing committees of our board of directors are our executive committee, audit committee, compensation committee, nominating committee, charitable giving committee, investment committee, strategy committee and exchange relationship committee.

Our executive committee, which did not meet during 2014, has the authority, subject to certain limitations, to exercise the power of our board of directors between regular meetings.

Our audit committee met seven times in 2014. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley,” our audit committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of their audit and reviewing our financial condition and the adequacy of our accounting, financial, internal and operating controls. Our audit committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our compensation committee met seven times in 2014. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our compensation committee has responsibility for recommending to our board of directors, at least annually, the competitiveness and appropriateness of the salaries, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of our CEO, executive vice presidents and such other named executives as required by rules of the SEC or NASDAQ listing standards, and such other responsibilities as our board of directors may designate. See Executive Compensation — Compensation Committee Interlocks and Insider Participation. Our compensation committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Our nominating committee met two times in 2014. Consistent with Section 1405(c)(4.1) of the Holding Companies Act and our bylaws, our nominating committee has responsibility for identification of individuals believed to be qualified to become members of our board of directors and to recommend to our board of directors nominees to stand for election as directors; identification of directors qualified to fill vacancies on any committee of our board; and evaluation of the procedures and process by which each committee of our board of directors undertakes to self-evaluate such committee’s performance. Our nominating committee operates pursuant to a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com.

Director Education

We encourage our directors to further their knowledge and advance their skills as directors of a public company. To that end, we offer a director education program which provides each director with access to various resources to assist him or her with enhancing those skills necessary to be an effective director. See Director Compensation — Director Education Program.

DIRECTOR — SHAREHOLDER COMMUNICATIONS

Our shareholders may communicate with our board of directors through our secretary. Shareholders who wish to express any concerns to any of our directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of our secretary at our headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by our secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

Recognizing that director attendance at our annual meeting provides our shareholders with an opportunity to communicate with directors about issues affecting us, we actively encourage our directors to attend our annual meeting. In 2014, all of our directors attended our annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs and the decisions the compensation committee of the board of directors has made under those programs. SEC regulations require disclosure of information about the compensation of our named executive officers or “NEOs”. This includes our CEO, our chief financial officer, or “CFO,” and the next three most highly compensated officers of the Company. The following discussion focuses on the compensation of our NEOs for 2014, identified in the table below.

2014 Named Executive Officers

Principal executive officer	Terrence W. Cavanaugh President and Chief Executive Officer
Principal financial officer	Marcia A. Dall Executive Vice President and Chief Financial Officer
Next three most highly compensated officers	Richard F. Burt, Jr. Executive Vice President, Products
George D. Dufala Executive Vice President, Services
Robert C. Ingram, III Executive Vice President and Chief Information Officer

The Summary Compensation Table and supplemental tables thereunder report compensation calculated for our NEOs in accordance with the rules and regulations of the SEC.

Executive Summary

Our executive compensation program is developed and monitored by our compensation committee of the board of directors. The committee establishes the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. In fulfilling this role, the committee is responsible for establishing principles that guide the design of compensation programs for all executives. The committee reviews annual performance results for each executive and establishes individual compensation levels.

The objective of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value for our enterprise. Base pay is established after consideration of external competitiveness and the level of experience of each executive. Our executive officers are encouraged to strive for results that are better than the industry average. This approach is consistent with our pay-for-performance philosophy. The outcome of current year performance is recognized by our Annual Incentive Plan, or “AIP,” and longer-term performance is measured over a three-year period and rewarded by our Long Term Incentive Plan or “LTIP.”

Our AIP utilizes goals that are based on operational results, or “company performance goals,” and individual accomplishments, or “individual performance goals.” For our 2014 AIP, the company performance goals, weighted equally at 50% each, were (1) the Property and Casualty Group’s growth in direct written premium, or “DWP,”1 and (2) statutory combined ratio. For 2014, our results were as follows:

•	2014 Direct Written Premium — DWP increased 8.7% in 2014, lagging our target of 9.0%. This result led to a payout of 85% of target for this goal.

[1]	In 2014, the state of New York changed reporting requirements for New York workers’ compensation assessments. Prior to 2014, the workers’ compensation assessment was required to be included in direct written premium. Beginning in 2014, these assessments are required to be recorded as a liability. Therefore, for purposes of calculating the 2014 DWP growth performance under the AIP, DWP for the year ended December 31, 2013 was reduced by the impact of the actual 2013 New York workers’ compensation assessment.

•

2014 Statutory Combined Ratio — Our statutory combined ratio for 2014 increased to 100.6% from 97.2% in 2013. Our 2014 target was set at 101.5%. This result led to payout of 130% of target for this goal.

•	Composite Corporate Performance — The 85% result for DWP and 130% result for statutory combined ratio resulted in an overall corporate performance of 107.5%.

Our LTIP also uses DWP and statutory combined ratio measures, as well as return on invested assets. Performance is measured relative to an established peer group (see Long-Term Incentive Plan below for the composition of the peer group). To date, for the 2012-2014 performance period, we have information on eleven of the twelve measurement quarters and we expect performance relative to our peer group to be similar to the 2011-2013 performance period. Although our direct written premium growth and return on invested assets continue to outperform our peers, our combined ratio is projected to be slightly higher than the peer group for the 2012-2014 LTIP performance period. As a result, we expect the payments to our NEOs under our LTIP to be comparable to the prior year.

Additional information regarding our financial results for the year ended December 31, 2014, is provided in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K filed with the SEC on February 26, 2015.

Say-on-Pay Advisory Vote Results

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” gives our Class B voting shareholders the right to approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in our information statement. At our 2014 Annual Meeting of Shareholders, our voting shareholders unanimously approved the compensation of the Company’s NEOs. After considering the results of the vote, our compensation committee determined that no changes to our compensation programs were necessary. In 2011 our Class B voting shareholders selected, on a non-binding advisory basis, “every three years” as the preferred frequency for having the opportunity to vote on the compensation of our NEOs. Accordingly, our next advisory vote on executive compensation will take place in 2017.

Risk Management in Executive Compensation Plan Design

We have a formal enterprise risk management program that falls under the leadership of our CFO. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our board of directors is regularly advised of potential organizational risks and supporting mitigating policies.

The compensation committee evaluates the risks associated with the annual and long-term incentive compensation programs for our executive and senior leaders. This evaluation, conducted annually, is intended to minimize the risk that such programs will promote behavior that would negatively impact the value of the Company or the Exchange. The committee ensures that performance measures used in these programs align with our overall business strategy. Other tools used to manage executive compensation risk and promote effective governance include:

•	Recoupment of Bonuses. Our policy on recoupment of officer bonuses allows us to recover bonuses paid under our AIP and LTIP under certain circumstances. See Policy on Recoupment of Officer Bonuses.

•	Committee Discretion. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans.

•

Peer Group Comparison. The committee compares our property and casualty insurance results to a peer group of companies in our LTIP. The committee closely monitors our results against those of our peers during each three-year performance period to determine whether we are performing above or below the industry and the impact on plan performance.

•	AIP Funding Qualifier. Overall Company financial results are considered before making payments to individuals.

•	Multiple performance measures. Both the annual and long-term incentive plans use multiple goals, thereby diversifying the risk associated with any single measure of performance.

•	Maximum Payout Opportunity. We limit the amounts that may be earned under any award of performance-based compensation for our executives.

•

Stock Ownership Guidelines. We believe that requiring executives to hold shares of our stock for an extended period of time discourages them from taking risks for short-term or immediate gain. See Stock Ownership and Retention Guidelines.

Executive Compensation Philosophy and Structure

The goal of our executive compensation program is to attract, motivate, retain and reward executives in a fiscally responsible manner that balances the interests of our shareholders with the policyholders of the Exchange. To achieve this objective, we design executive compensation programs that encourage our executives to strive for performance that is better than the industry average. We provide a mix of fixed and variable compensation that is intended to motivate our executives to execute on short- and long-term objectives that build sustainable long-term value. We achieve these objectives by providing the following elements of executive compensation:

•

A base salary that represents a fixed level of cash compensation for their competencies and the performance they achieve in their roles. Base salaries are linked to other compensation elements, including targets for short-and long-term incentive plans;

•

A performance-based annual incentive program that provides each executive an opportunity to earn a cash award based on the achievement of pre-determined goals or other performance objectives during the course of a one-year period;

•

A long-term incentive program that provides an opportunity for each executive to earn an award based on the achievement of performance objectives, as measured against a pre-defined peer group, that create long-term value for our shareholders and policyholders of the Exchange; and

•

Benefits that include an unfunded, non-qualified supplemental retirement plan, or “SERP,” that enables eligible participants to earn benefits in excess of those that can be earned under our tax-qualified defined benefit pension plan, or “pension plan,” and an unfunded, non-qualified deferred compensation arrangement, or “deferred compensation plan,” that enables eligible participants to defer receipt of a portion of their compensation to a later date.

Relationship Between Pay and Performance

Our variable pay compensation is tied to (1) each executive’s individual performance and (2) the performance of the Company and the Exchange, thereby supporting our performance-based compensation philosophy. Because our executives have a greater ability to influence our financial performance through their decisions, the percentage of an executive’s total compensation that is comprised of variable pay increases with their level of individual responsibility.

Variable compensation opportunities (long- and short-term incentive target awards) comprised approximately 66% of our NEOs’ total target annual compensation in 2014, approximately 40% of which was in the form of long-term equity awards tied to corporate performance. We believe that tying a meaningful portion of our NEOs’ target earnings opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance between achievement of operational goals and the pay earned by our executives.

Setting Executive Compensation

Our compensation committee determines the compensation philosophy and policies for our executive officers, including our CEO and executive vice presidents. The committee is responsible for establishing principles that guide the design of compensation programs for all executives. In doing so, it reviews the performance of each executive and establishes individual compensation levels. The committee considers the nature and extent of each executive’s skills, scope of responsibilities, performance and effectiveness in supporting our long-term goals. When setting executive compensation for 2014, the committee engaged an outside consultant, Aon Hewitt.

In preparing the 2014 benchmark and survey data for our compensation committee’s consideration, Aon Hewitt used the following best practice methodologies:

•	Competitive compensation levels for our executives were determined by matching each position to survey benchmark positions found in the market.

•

Compensation data was obtained from published insurance industry and general industry sources and from third party consulting firms, including Mercer Consulting, Towers Watson and Aon Hewitt. Our existing compensation levels were analyzed and compared at the 50th percentile on a size-adjusted basis for similar positions.

•

Compensation data was obtained for a peer group of property and casualty companies. We consider these insurance companies to be our competitors for policyholders, and in some cases employees, and similar to us in terms of lines of business, net premiums written and/or asset size. The peer group used in our 2014 base salary analysis was unchanged from 2013 and is shown in the table below.

2014 Executive Compensation Benchmarking Peer Group

American Family Insurance Group	The Hanover Insurance Group Property and Casualty Companies
Auto Club Group	Nationwide Insurance
CSAA (formerly known as AAA Northern CA, Nevada, and Utah)	Sentry Insurance Group
Amica Mutual Insurance Company	State Auto Insurance Companies
COUNTRY Financial	State Farm Group
Farmers Insurance Group	USAA Group

In 2014, we paid Aon Hewitt $53,000 for consulting services and $5,195 for compensation survey participation. Although Aon Hewitt did not perform any additional services for our organization in 2014, we used Aon Risk Insurance Services, Inc. as the broker for our Company’s management liability insurance program and paid them $30,000 for these services. In addition, we paid McLagan Partners, Inc., a division of Aon Hewitt, $8,250 for compensation survey participation and the Ward Group, another division of Aon Hewitt, $67,388 for survey participation. The committee has reviewed these services and determined they do not impair the independence of Aon Hewitt.

Principal Components of Executive Compensation

Base Salary

The Committee set the 2014 base salaries of the NEOs, effective March 1, 2014. There was no base salary increase granted to Mr. Cavanaugh. Ms. Dall’s base salary was set at $470,000, an increase of $15,000. Mr. Burt’s base salary was set at $390,000, an increase of $10,000. Mr. Dufala’s base salary was set at $420,000, an increase of $10,000. Mr. Ingram’s base salary was set at $415,000, an increase of $15,000. The adjustments were based on performance and/or market comparables.

Annual Incentive Plan (AIP)

The 2014 AIP payouts for our NEOs were based on the attainment of company and individual performance goals established at the beginning of 2014. Our compensation committee believes that this is an appropriate balance of corporate and individual performance goals which results in increased differentiation of rewards and improved line of sight among participants. For 2014, 80% of the AIP award was based on company performance goals and 20% was tied to individual performance goals.

2014 AIP Performance Measures and Weighting

	Company Performance Measures
	% Increase in Direct Written Premiums	Statutory Combined Ratio	Individual Performance Measure Weighting
Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
Richard F. Burt, Jr.	40%	40%	20%
George D. Dufala	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%

Once the target percentages were determined, our compensation committee, with support from our board of directors, established AIP performance measures intended to drive strong organizational performance. Our board of directors and management reviewed our historical performance, operating goals and industry estimates to identify those areas where performance-based incentives would have the greatest impact on helping us achieve our strategic objectives in the following year.

The compensation committee then established a minimum, or ‘threshold,’ a target and a maximum level of achievement for each performance measure. The maximum was intended to incent participants to achieve a maximum performance payout. Results between the threshold and target provided a partial payout when a portion of the goal was achieved. The target goals for the growth and profitability measures were set at a level equal to or better than projected average industry performance.

The company performance goals for the NEOs are shown in the table below.

2014 Company Performance Goals

	Actual Result	Threshold	Target	Maximum
% increase in Direct Written Premium(1)	8.7%	7.0%	9.0%	12.0%
Statutory Combined Ratio(2)	100.6%	103.0%	101.5%	98.5%

(1)	The year-over-year percentage increase in the Property and Casualty Group’s direct written premium. In 2014, the state of New York changed reporting requirements for New York workers’ compensation assessments. Prior to 2014, the workers’ compensation assessment was required to be included in direct written premium. Beginning in 2014, these assessments were required to be recorded as a liability. Therefore, for purposes of calculating the 2014 DWP growth performance under the AIP, DWP for the year ended December 31, 2013 was reduced by the impact of the actual 2013 New York workers’ compensation assessment.

(2)	The statutory combined ratio of the Property and Casualty Group measures the underwriting profitability of our property and casualty insurance business without consideration of investment earnings or federal income taxes.

The committee believes these company performance goals promote growth (measured by an increase in DWP) while maintaining a strong underwriting discipline (evidenced by a favorable statutory combined ratio).

2014 Individual Performance Goals

Each NEO was assigned individual goals that are related to their scope of responsibility and aligned with our overall strategic priorities. These goals account for 20% of an NEO’s AIP award and may be qualitative or quantitative in nature. Although we believe that disclosure of these goals would cause competitive harm, our compensation committee has determined that achievement of these individual goals would require substantial and sustained performance by the NEOs.

2014 AIP Target and Awards

The 2014 target and level of achievement relative to target for AIP awards earned appear in the table below. AIP bonuses were paid on March 4, 2015, as set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

	AIP Target as a % of Base Salary	Achievement Relative to Threshold, Target or Maximum
Terrence W. Cavanaugh	100%	Above Target
Marcia A. Dall	60%	Above Target
Richard F. Burt, Jr.	60%	Above Target
George D. Dufala	60%	Above Target
Robert C. Ingram, III	60%	Above Target

We continued to use a funding qualifier for the 2014 AIP. The compensation committee determined that it would be appropriate to first consider our overall financial results before making payments to individuals based on achievement of the specific performance goals set forth above. The funding qualifier is based on our net operating income, or “NOI.” NOI is Erie Indemnity Company’s net income excluding: (i) realized capital gains and losses; (ii) impairment losses; (iii) related federal income taxes; (iv) losses from discontinued operations; (v) debt prepayment penalties; (vi) extraordinary gains or losses; (vii) the cumulative effect of accounting changes or the effect of material changes in tax laws; (viii) acquisitions or divestitures; (ix) unusual or nonrecurring items; (x) asset write downs; (xi) litigation, claims, judgments, or settlements not related to core operations; (xii) expenses for reorganization or restructuring initiatives; (xiii) currency fluctuations; (xiv) reserve strengthening or financing activities; and (xv) realized investment gains or losses. Use of NOI as the measure for the funding qualifier helps to balance the interests of shareholders with those of our policyholders. The funding qualifier under our 2014 AIP was 75% of the Company’s forecasted NOI for 2014. In order for a payout to occur, NOI had to exceed $120 million. For 2014, our NOI totaled $167 million, thereby exceeding the qualifier and funding the 2014 AIP.

Long-Term Incentive Plan (LTIP)

The purpose of our LTIP is to enhance our growth and profitability, and that of the Exchange, by providing longer term rewards to executives who are capable of having a significant impact on our performance. We accomplish this by providing eligible executives with incentives based on attainment of certain performance goals over three-year performance periods; performance is measured and compared to an industry peer group selected by the compensation committee.

For the 2014-2016 performance period under our LTIP, the peer group is comprised of the companies listed in the table below.

2014-2016 LTIP Peer Group

Allstate Insurance Group	Grange Mutual Casualty Pool
American Family Insurance Group	Liberty Mutual Insurance Companies
Auto Owners Insurance Group	Nationwide Insurance
Cincinnati Insurance Companies	State Auto Insurance Companies
COUNTRY Financial	State Farm Group
Farmers Insurance Group	Travelers Group
Government Employees Insurance Group (GEICO)	USAA Group

The compensation committee believes this peer group is representative of our competition as it comprises a large share of the industry’s property and casualty insurance premiums. The peer group is composed of the same companies that were used for the 2013-2015 LTIP performance period.

The tables below show: (i) LTIP targets expressed as a percentage of base salary; and (ii) the performance measures selected to promote long-term sustainability and competitive positioning and their respective weightings for the 2014-2016 performance period.

2014-2016 LTIP Targets

LTIP Target as a % of Base Salary
Terrence W. Cavanaugh	165%
Marcia A. Dall	90%
Richard F. Burt, Jr.	90%
George D. Dufala	90%
Robert C. Ingram, III	90%

The target number of shares for each participant was calculated by dividing the target equity incentive plan award by $69.67, the average share price for the 20 business days prior to February 19, 2014, the date on which our compensation committee formally approved the LTIP performance goals for the 2014-2016 performance period. Opportunities under the LTIP range from 0% to 250% of target.

2014-2016 LTIP Performance Measures and Weighting

	% Increase in Direct Written Premiums	Statutory Combined Ratio	Return on Invested Assets
Terrence W. Cavanaugh	40%	40%	20%
Marcia A. Dall	40%	40%	20%
Richard F. Burt, Jr.	40%	40%	20%
George D. Dufala	40%	40%	20%
Robert C. Ingram, III	40%	40%	20%

Given the nature of our business, underwriting profitability and return on investments are important to long-term financial strength. The Property and Casualty Group’s direct written premium growth is also important to our financial results as it is the primary driver of the management fee revenue we earn from the Exchange.

The 2012-2014 performance period is closed. The payout will be made later in 2015 since computations require peer group data that is not yet available. To date, for this performance period, we have information on eleven of the twelve measurement quarters and expect the payout to be approximately 163% of target.

Target Compensation

Our compensation committee approved a change in the mode of payment from cash to stock under the LTIP. Beginning with the 2011-2013 performance period, awards were paid in shares of our Class A common stock. According to SEC regulations, stock is recorded in the Summary Compensation Table for the year in which it is granted (i.e. at the beginning of the performance period). Cash, on the other hand, is recorded in the year the award is earned. As a result of this change in mode of payment from cash to stock, the Summary Compensation Table for 2012 includes two LTIP transactions.

The following table summarizes the targeted annual compensation granted to participants for 2012, 2013 and 2014 compared to the amounts reported in the Summary Compensation Table for those years. The difference reflects the payouts from the 2010-2012 LTIP performance period, which was earned in 2012, but awarded as part of each executive’s 2010 compensation package. This table is not intended to replace information required by the SEC and disclosed in the Summary Compensation Table herein.

Name and Principal Position	Year	Salary ($)(1)	Target AIP Bonus ($)	Target LTIP ($)	Target Total Direct Compen- sation ($)	Compensation as Reported in the Summary Compensation Table ($)
Terrence W. Cavanaugh President and Chief Executive Officer	2014 2013 2012	935,000 970,962 915,769	935,000 841,500 841,500	1,542,750 1,542,750 1,168,750	3,412,750 3,355,212 2,926,019	4,140,153 4,309,750 4,515,863
Marcia A. Dall Executive Vice President and Chief Financial Officer	2014 2013 2012	467,692 469,615 437,115	282,000 273,000 264,000	423,000 409,500 330,000	1,172,692 1,152,115 1,031,115	1,443,488 1,445,018 1,672,403
Richard F. Burt, Jr Executive Vice President, Products	2014 2013	388,462 394,615	234,000 228,000	351,000 342,000	973,462 964,615	1,273,588 1,342,243
George D. Dufala Executive Vice President, Services	2014 2013 2012	418,462 425,769 378,038	252,000 246,000 246,000	378,000 369,000 277,500	1,048,462 1,040,769 901,538	1,537,839 1,248,300 1,613,316
Robert C. Ingram, III Executive Vice President and Chief Information Officer	2014	412,692	249,000	373,500	1,035,192	1,265,428

(1)	There were 27 pay periods in 2013. A normal year consists of 26 pay periods. Therefore, for 2013, one extra pay is reflected as compared to 2012 and 2014.

The target total direct compensation column, which illustrates the sum of base annual salary, target level annual incentive compensation and target level long-term incentive compensation, represents the sum of compensation the committee awards to the NEOs each year, assuming target performance measures are achieved.

Policy on Recoupment of Officer Bonuses

The committee developed and our board of directors approved a “clawback” policy applicable to our AIP and LTIP compensation, effective July 1, 2009. To the extent permitted by law, our policy requires the reimbursement of all or a portion of any performance-based annual or long-term bonus paid to any officer after June 30, 2009 where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (b) a lower payment would have been made to the officer based upon the restated financial results. In each such instance the Company will, to the extent practicable, seek to recover the amount by which the officer’s bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results. We will not seek to recover bonuses paid more than two years prior to the date on which our board of directors was made aware of the need to restate our financial statements. We will continue to monitor regulatory requirements and adjust our policy as necessary.

The policy also states that, to the extent permitted by law, officers are required to reimburse us for any performance-based annual or long-term bonus we paid to such officer after June 30, 2009 where the officer’s employment with us has been terminated for cause either prior to the payment of the bonus or within six months thereafter.

Stock Ownership and Retention Guidelines

In 2011, the Company established stock ownership guidelines for its executive and senior officers. The guidelines were designed to promote greater alignment with the interests of our shareholders through ownership of Company stock and achieve a stronger correlation to market-prevalent stock ownership practices of public companies. Under these guidelines, our executive and senior officers are expected, over time, to acquire and hold

Erie Indemnity Company stock equal to a specific multiple of base salary. Owned shares, shares held in our 401(k) savings plan and shares issued under the LTIP apply toward satisfying the guidelines.

Stock ownership guidelines are as follows:

Chief Executive Officer	5x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary

The following table shows the share ownership of our NEOs at the end of 2014:

	Target Ownership Level	Target Number of Shares (#)(1)	Number of Shares Owned (#)
Terrence W. Cavanaugh	5x base salary	51,504	61,439
Marcia A. Dall	3x base salary	15,534	6,648
Richard F. Burt, Jr.	3x base salary	12,890	3,036
George D. Dufala	3x base salary	13,882	12,365
Robert C. Ingram, III	3x base salary	13,716	2,800

(1)	Based on a per share price of $90.77 which was the closing price of our stock on December 31, 2014, and the respective salaries of our NEOs as of that date.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers, subject to an exception for performance-based compensation that meets certain requirements. Our AIP and LTIP awards are performance-based and have been approved by our shareholders. As such, payments made under these plans are not included in the $1.0 million limit on deductible compensation. All of our compensation and individual incentive awards are subject to federal income, FICA and other tax withholdings as required by applicable law.

All compensation paid in 2014 to our NEOs is deductible under Section 162(m) of the Code. Our compensation committee strives to provide compensation opportunities to our executives in as tax-efficient a manner as possible; however, it recognizes that from time to time it may be in the best interest of our shareholders to provide compensation that is not tax deductible.

Additional Benefits

We believe retirement benefits are an important part of a competitive reward opportunity that enables us to attract and retain talented leaders. Since 1946, we have maintained a pension plan that has been available to all of our eligible employees. We also provide a SERP to our NEOs in response to those provisions of the Code that limit the maximum annual pension award that can be paid to any eligible employee. Like our pension, the SERP is designed to encourage retention and reward long-service careers. As illustrated in the Pension Benefits table, an older NEO can produce a significantly higher present value compared to a younger, more highly paid NEO. This result occurs primarily because the nearer an NEO is to normal retirement age, the shorter the discount period used in calculating the present value of the benefits. In addition, amounts in the Pension Benefits table may increase or decrease from year to year. This is the result of discount rates used in the calculations. See Executive Compensation — Pension Plan.

We have a deferred compensation plan in which executives are eligible to participate. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of management and highly compensated employees. All of our NEOs participated in this plan in 2014. See Executive Compensation — Nonqualified Deferred Compensation.

Our executives also participate in the broad-based benefit plans offered generally to all of our full-time employees (e.g., 401(k) plan, health insurance and other employee benefits). Executive participation in these benefit plans is on the same terms as all of our other employees. In addition, we offer our executives a limited number of perquisites, including airline and business club memberships, officer physicals, accident benefits, guest travel, and other minor perquisites. We also provide tax gross ups for guest travel.

Agreements with Executive Officers

We have no employment agreements with any NEOs. For termination scenarios relating to our NEOs, see Executive Compensation — Potential Termination or Change in Control Payments.

EXECUTIVE COMPENSATION

The following table sets forth the compensation during 2014, 2013 and 2012 for our NEOs. Compensation disclosed herein is for services rendered in all capacities to us, EFL, the Exchange and their subsidiaries and affiliates. Compensation is allocated among us, the Exchange, EFL and their subsidiaries and affiliates according to an estimated proportion of the executives’ time dedicated to the affairs of the various entities. Our share of total compensation expense for the NEOs in 2014, 2013 and 2012 was 53.8%, 59.9%, and 59.8%, respectively. Amounts indicated are pre-individual income taxes.

SEC regulations require different treatment for cash-based awards and stock-based awards disclosed in the Summary Compensation Table. Cash-based awards are reported when they have been earned. Stock-based awards are reported at their target value when they are granted. Through the 2010-2012 performance period, awards earned under our LTIP were paid in cash. Beginning with the 2011-2013 performance period, LTIP awards earned are paid in shares of our Class A common stock.

As a result of this change in mode of payment, information for two performance periods under the LTIP appears in the Summary Compensation Table for 2012; however, none of the NEOs actually received two payouts during 2012. LTIP awards for the 2010-2012 performance period were earned and paid in cash and are included in the “Non-Equity Incentive Plan Compensation” column for 2012. Also included in that column are the NEOs’ AIP awards. The LTIP awards granted in 2012 for the 2012-2014 performance period, 2013 for the 2013-2015 performance period and in 2014 for the 2014-2016 performance period will be paid when they are earned on December 31, 2014, December 31, 2015 and December 31, 2016, respectively, and are included in the “Stock Awards” column at target for 2012, 2013 and 2014, respectively. Awards for the 2012-2014 performance period were earned on December 31, 2014 and payout will occur after peer group results are confirmed later in 2015. Awards for the 2013-2015 and 2014-2016 performance periods will not be earned until December 31, 2015 and December 31, 2016, respectively, and the resulting payout, if any, will not occur until after those dates.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Terrence W. Cavanaugh	2014	935,000	0	1,542,772	1,131,350	472,683	58,348	4,140,153
President and Chief Executive Officer	2013	970,962	0	1,542,770	1,556,775	177,703	61,540	4,309,750
	2012	915,769	0	1,168,767	1,964,874	386,102	80,351	4,515,863
Marcia A. Dall	2014	467,692	0	423,036	327,120	186,326	39,314	1,443,488
Executive Vice President and	2013	469,615	0	409,518	513,240	23,209	29,436	1,445,018
Chief Financial Officer	2012	437,115	0	330,021	777,248	109,454	18,565	1,672,403
Richard F. Burt, Jr.	2014	388,462	150,000	351,067	245,700	116,551	21,808	1,273,588
Executive Vice President,	2013	394,615	125,000	342,011	428,640	35,241	16,736	1,342,243
Products(2)
George D. Dufala	2014	418,462	0	378,029	304,920	411,122	25,306	1,537,839
Executive Vice President, Services	2013	425,769	0	369,014	474,780	(61,078)	39,815	1,248,300
	2012	378,038	0	277,542	654,878	284,720	18,138	1,613,316
Robert C. Ingram, III	2014	412,692	0	373,501	313,740	121,767	43,728	1,265,428
Executive Vice President and
Chief Information Officer

(1)	There were 27 pay periods in 2013. A normal year consists of 26 pay periods. Therefore, for 2013, one extra pay is reflected when compared to 2014 and 2012.

(2)	Mr. Burt was paid retention bonuses in 2013 and 2014. The retention bonuses were part of his acceptance of employment on his hire date of July 11, 2011.

(3)	As further described in Compensation Discussion and Analysis — Target Compensation, 2012 includes two LTIP performance periods. In accordance with SEC rules, the cash award earned under the 2010-2012 performance periods has been included in the “Non-Equity Incentive Plan Compensation” column for 2012. The stock-based awards granted for the 2012-2014, 2013-2015 and 2014-2016 performance periods are shown in the “Stock Awards” column for 2012, 2013 and 2014, respectively.

(4)	The 2013 and 2014 “Non-Equity Incentive Plan Compensation” column includes the payouts for the 2013 and 2014 AIP. The 2012 “Non-Equity Incentive Plan Compensation” column includes the payouts for the 2012 AIP and the 2010-2012 LTIP performance period. See Non-Equity Incentive Plan Compensation and Grants of Plan-Based Awards.

(5)	Amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column increased in 2014. The increase was the result of a decrease in discount rates used for calculations. For 2014, rates decreased to 4.17% from 5.11% in 2013. In 2013, discount rates increased from 2012 (up to 5.11% from 4.19% in 2012), which decreased amounts, and in some cases, resulted in negative results.

Stock Awards: Long-Term Incentive Plan

Our LTIP, administered by our compensation committee, was amended and restated effective January 1, 2014. The LTIP provides for payment in cash and/or stock, and includes a list of performance measures that can be used to establish performance goals. Awards for the 2014-2016, 2013-2015 and 2012-2014 performance periods are payable in shares of our Class A common stock and amounts shown in the Summary Compensation Table for 2014, 2013 and 2012 reflect the grant date fair value of these awards as further described below. Amounts for each performance period will not be earned until December 31 of the third year and may be more or less than the value shown based upon the level of achievement of performance goals.

For 2014, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $69.67, the average share price for the twenty business days prior to February 19, 2014, the date our compensation committee formally approved the LTIP performance goals for the 2014-2016 performance period. For 2013 and 2012, the grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $72.20 and $76.50, respectively. These share prices were determined using the average share price for the twenty business days prior to February 20, 2013 and March 27, 2012, respectively, the dates our compensation committee formally approved the LTIP performance goals for the 2013-2015 and 2012-2014 performance periods.

Non-Equity Incentive Plan Compensation

The “Non-Equity Incentive Plan Compensation” column for 2014 includes the payouts for the 2014 AIP. The row for 2013 includes the payouts for the 2013 AIP. The row for 2012 includes payouts for the 2012 AIP and 2010-2012 performance period under the LTIP. The 2010-2012 performance period is closed. Participants earned those awards on December 31, 2012 and the payout occurred in May 2013.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

The Summary Compensation Table includes the net change in the present value of accrued benefits from December 31, 2013 to December 31, 2014 under our pension plan, a tax-qualified defined benefit pension plan, and our SERP, a non-qualified defined benefit arrangement. The present value information presented utilizes assumptions consistent with those used for fiscal year 2014 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans.” Discount rates used for December 31, 2012, 2013 and 2014 were 4.19%, 5.11% and 4.17%, respectively (3.69% post-retirement discount rate for our SERP for 2012, 4.61% for 2013 and 3.67% for 2014).

There are no above-market or preferential non-qualified deferred compensation earnings to disclose in this column. See Nonqualified Deferred Compensation for a description of the investment funds and earnings.

All Other Compensation

The following table provides details of the amounts presented in the “All Other Compensation” column.

Supplemental Table for All Other Compensation

			Supple-
			mental	Tax	Member-
		401(k)	401(k)	Gross-	ship	Guest
		Match	Match	Ups	Dues	Travel	Other
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
Terrence W. Cavanaugh	2014	10,400	27,000	7,872	770	8,290	4,016	58,348
	2013	10,200	28,638	9,265	840	6,837	5,760	61,540
	2012	10,000	26,631	8,974	1,109	8,150	25,487	80,351
Marcia A. Dall	2014	10,400	8,308	5,074	6,505	5,886	3,141	39,314
	2013	10,200	0	4,602	6,080	5,339	3,215	29,436
	2012	10,000	0	2,628	1,089	3,816	1,032	18,565
Richard F. Burt, Jr.	2014	10,400	5,138	0	1,995	0	4,275	21,808
	2013	10,200	0	2,076	1,365	2,406	689	16,736
George D. Dufala	2014	10,400	6,338	2,957	1,740	3,429	442	25,306
	2013	10,200	0	5,598	2,157	4,363	17,496	39,815
	2012	10,000	0	2,493	1,733	3,620	292	18,138
Robert C. Ingram, III	2014	10,400	6,108	10,123	1,090	11,747	4,260	43,728

(1)	We have a tax-qualified 401(k) savings plan for our employees. See also Part II, Item 8, “Financial Statements and Supplementary Data — Note 15, Postretirement Benefits, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2015.

(2)	Included in the “Supplemental 401(k) Match” column are our contributions that cannot be credited to the tax-qualified 401(k) savings plan because of compensation and contribution limits imposed by the Code. See Nonqualified Deferred Compensation for additional discussion.

(3)	We pay taxes on behalf of our executives for guest travel and other minor perquisites.

(4)	We provide professional association and professional dining club membership dues to certain executives.

(5)	We pay registration fees and normal travel expenses for an executive’s guest when they accompany the executive to certain business functions.

(6)	The “Other” column includes executive physicals, bonuses from companywide healthy lifestyle program, and the taxable value of group term life insurance. For Mr. Cavanaugh this includes $23,856 in 2012 related to the personal use of the company aircraft. For Mr. Dufala, $14,844 in 2013 is related to his personal use of the company aircraft. We believe allowing the CEO and NEOs access to a company aircraft for business and personal travel ensures that Mr. Cavanaugh or the NEOs can be immediately available to respond to business priorities.

Grants of Plan-Based Awards

The following table summarizes awards that were granted during 2014 under our AIP and LTIP plans.

Grants of Plan-Based Awards Table for 2014

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Plan	Grant Date	Performance Period	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Terrence W. Cavanaugh	AIP	2/19/14	2014	0	935,000	1,870,000	n/a	n/a	n/a	n/a
	LTIP	2/19/14	2014-2016	n/a	n/a	n/a	0	22,144	55,360	1,542,772
Marcia A. Dall	AIP	2/19/14	2014	0	282,000	564,000	n/a	n/a	n/a	n/a
	LTIP	2/19/14	2014-2016	n/a	n/a	n/a	0	6,072	15,180	423,036
Richard F. Burt, Jr.	AIP	2/19/14	2014	0	234,000	468,000	n/a	n/a	n/a	n/a
	LTIP	2/19/14	2014-2016	n/a	n/a	n/a	0	5,039	12,598	351,067
George D. Dufala	AIP	2/19/14	2014	0	252,000	504,000	n/a	n/a	n/a	n/a
	LTIP	2/19/14	2014-2016	n/a	n/a	n/a	0	5,426	13,565	378,029
Robert C. Ingram, III	AIP	2/19/14	2014	0	249,000	498,000	n/a	n/a	n/a	n/a
	LTIP	2/19/14	2014-2016	n/a	n/a	n/a	0	5,361	13,403	373,501

(1)	The maximum AIP payout is 200% of the target award. See Compensation Discussion and Analysis — Annual Incentive Plan and Part II, Item 8, “Financial Statements and Supplementary Data – Note 16, Incentive and Deferred Compensation Plans, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2015. The minimum funding qualifier for the 2014 AIP award was satisfied. AIP results were certified and approved by our compensation committee on February 18, 2015, and the award was paid on March 4, 2015.

(2)	Under the LTIP, our compensation committee grants performance shares and/or performance units to participants. Performance shares represent the right to receive shares of common stock, and performance units represent the right to receive a cash payment. For the 2014-2016 performance period, awards will be paid in shares of our Class A common stock. The maximum payout under this plan is 250% of the target award. Awards, if any, for the 2014-2016 performance period will vest at December 31, 2016.

(3)	The grant date fair value of the award was calculated by multiplying the target equity incentive plan award by $69.67, the average share price for the 20 business days prior to February 19, 2014, the date our compensation committee formally approved the LTIP performance goals for the 2014-2016 performance period.

An executive’s target award is established by our compensation committee. The target number of performance shares for each executive is based on a competitive total direct compensation target opportunity and an agreed-upon target pay mix. When our compensation committee approves target awards, it also approves the performance measures, performance goals and the calibration of shares and/or cash awarded at performance levels above and below the target performance goals. Our compensation committee has the discretion to reduce awards to any individual participant in the incentive plans, and we have a policy for recoupment of officer bonuses. See Compensation Discussion and Analysis.

Under our LTIP, the actual shares paid to an executive at the end of a performance period may be more or less than the executive’s target, but not more than the maximum for that performance period. See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 16, Incentive and Deferred Compensation Plans, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2015.

Outstanding Equity Awards

The following table details outstanding equity awards at December 31, 2014.

Outstanding Equity Awards at December 31, 2014

			Stock Awards
Name			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value Of Shares Or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Terrence W. Cavanaugh	2014-2016	(1)	n/a	n/a	55,360	5,025,027
	2013-2015	(2)	n/a	n/a	53,420	4,848,933
	2012-2014	(3)	n/a	n/a	38,195	3,466,960
Marcia A. Dall	2014-2016	(1)	n/a	n/a	15,180	1,377,889
	2013-2015	(2)	n/a	n/a	14,180	1,287,119
	2012-2014	(3)	n/a	n/a	10,785	978,954
Richard F. Burt, Jr.	2014-2016	(1)	n/a	n/a	12,598	1,143,520
	2013-2015	(2)	n/a	n/a	11,843	1,074,989
	2012-2014	(3)	n/a	n/a	6,590	598,174
George D. Dufala	2014-2016	(1)	n/a	n/a	13,565	1,231,295
	2013-2015	(2)	n/a	n/a	12,778	1,159,859
	2012-2014	(3)	n/a	n/a	9,070	823,284
Robert C. Ingram, III	2014-2016	(1)	n/a	n/a	13,403	1,216,590
	2013-2015	(2)	n/a	n/a	12,468	1,131,720
	2012-2014	(3)(4)	n/a	n/a	7,793	707,371
	2012	(5)	2,800	254,156	n/a	n/a

(1)	For the 2014-2016 performance period, we have information on three of the twelve measurement quarters and estimate the payout to be approximately 137% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2014-2016 performance period will be deemed earned at December 31, 2016 and shares will be delivered in 2017 after the performance goals are certified.

(2)	For the 2013-2015 performance period, we have information on seven of the twelve measurement quarters and estimate the payout to be approximately 153% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the 2013-2015 performance period will be deemed earned at December 31, 2015 and shares will be delivered in 2016 after the performance goals are certified.

(3)

For the 2012-2014 performance period, we have information on eleven of the twelve measurement quarters and estimate the payout to be approximately 163% of target. Because the expected payout is above target, it is disclosed in the table above at the maximum amount of 250% of the target award. Awards, if any, for the

2012-2014 performance period were deemed earned on December 31, 2014 and shares will be delivered in 2015 after the performance goals have been certified.

(4)	Per his offer letter dated July 25, 2012, Mr. Ingram’s incentive compensation for the 2012-2014 performance period will be calculated using the targets, measures and percentages in the LTIP for the same performance period, but will be paid outside the LTIP since his employment with us started more than 90 days after the beginning of the performance period.

(5)	Per his Restricted Stock Unit Agreement dated July 25, 2012, Mr. Ingram will vest in 2,800 shares on his third anniversary date (August 13, 2015) should he remain employed by the Company in good standing on that date.

All shares in the above table were valued using the closing share price of $90.77 on December 31, 2014. With the exception of Mr. Ingram’s 2,800 restricted stock units, all shares noted above are under the LTIP.

Option Exercises and Stock Vested During 2014

The following table details equity awards that vested during 2014.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Terrence W. Cavanaugh	18,657	1,405,945
Marcia A. Dall	7,498	565,031
Richard F. Burt, Jr.	4,408	332,176
George D. Dufala	5,910	445,363
Robert C. Ingram, III	2,800	201,376

Except for Mr. Ingram, the number of shares acquired upon vesting relates to the 2011-2013 LTIP performance period. The shares were valued using a share price of $75.3575, which was the average of the high and low stock price on June 19, 2014, the date of delivery of the shares. For Mr. Burt, the 4,408 shares vested include 769 shares awarded outside the LTIP per his offer letter dated June 17, 2011. This portion of the award was prorated for the portion of the 2011-2013 performance period he was not eligible to participate in the LTIP.

In accordance with his Restricted Stock Unit Agreement dated July 25, 2012, Mr. Ingram was awarded stock in the form of restricted stock units. On January 6, 2014, 2,800 shares were delivered to him using a share price of $71.92 (the average of the high and low stock price on January 6, 2014).

We do not offer option awards to our executives.

Pension Plan

The Pension Benefits table below includes the present value of accrued benefits under our defined benefit pension plan and our SERP as of December 31, 2014. Executives must complete five full years of service to be fully vested in our pension plan. As of December 31, 2014, Messrs. Cavanaugh and Dufala and Ms. Dall were 100% vested in that plan. Executives earn a vested interest in our SERP at the rate of 20% per full year of supplemental plan service but they must also be fully vested in our pension plan to be vested in the SERP. As a result, Messrs. Cavanaugh and Dufala and Ms. Dall are 100% vested in our SERP. Since Messrs. Burt and Ingram had not yet completed five full years of service, they were not vested in our pension plan or SERP on December 31, 2014.

The present value information presented in the Pension Benefits table utilizes assumptions consistent with those used for fiscal year 2014 disclosure under FASB Accounting Standards Codification 715, “Compensation — Retirement Plans,” including a 4.17% discount rate as of December 31, 2014 (3.67% post-retirement discount rate for our SERP) and assumes a retirement age of 65 and no pre-retirement decrements for our pension plan and our SERP.

Pension Benefits at December 31, 2014

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Terrence W. Cavanaugh	Pension	7	277,621	0
	SERP	7	1,346,303	0
Marcia A. Dall	Pension	6	165,090	0
	SERP	6	298,970	0
Richard F. Burt, Jr.	Pension	4	102,961	0
	SERP	4	145,231	0
George D. Dufala	Pension	22	419,239	0
	SERP	22	686,051	0
Robert C. Ingram, III	Pension	3	97,139	0
	SERP	3	152,390	0

Normal retirement age under both our pension plan and our SERP is age 65 because that is the earliest time that an executive could retire and commence benefit payments under the plans without any benefit reduction due to age.

Under our pension plan, the executive’s final average earnings are the average of the executive’s highest 36 consecutive months of compensation during his or her final 120 months of employment. Under our SERP, the executive’s final average earnings are the average of the executive’s highest 24 consecutive months of compensation during his or her final 120 months of employment. For this purpose, compensation includes base salary and a lump sum paid in lieu of a merit increase but excludes bonuses, deferred compensation plan payments and severance pay under any severance benefit plan. An executive’s compensation that exceeds annual limits imposed by the Code is excluded in computing benefits derived under our pension plan but included in computing benefits due under our SERP.

Each executive’s “credited service” is generally defined as the executive’s years of employment with us as a covered employee, up to a maximum of 30 years. For purposes of determining the number of years of credited service that will be used to calculate the amount of the executive’s benefit, the executive, as well as all other employees, earns a full year of credited service for a partial year of employment as a covered employee.

Supplemental plan service in our SERP means employment with us as both a covered employee and SERP participant.

Our pension plan’s benefit formula at normal retirement age is 1.0% of the executive’s final average earnings up to the social security-covered compensation level (an amount published each year by the Social Security Administration) plus 1.5% of the final average earnings in excess of the social security-covered compensation level with the resulting sum multiplied by the executive’s years of credited service, up to a maximum of 30 years. Our pension plan’s benefit is accrued in the form of a single life annuity with optional actuarially-equivalent forms of payment available.

The SERP’s benefit formula at normal retirement age is equal to 60% of SERP final average earnings, reduced proportionately for less than 30 years of credited service. This benefit is accrued in the form of a 10-year certain and life thereafter annuity. The executive’s benefit that is payable under our pension plan is subtracted from our SERP benefit. For purposes of this offset, such monthly benefits which are payable in a form other than a 10-year certain and life thereafter annuity are converted to a monthly benefit which is the actuarial equivalent of a 10-year certain and life thereafter annuity. A lump sum is the only available form of payment from the SERP.

Each executive may become eligible for a SERP benefit only in the event that:

•	the executive is vested under our pension plan (100% vested after 5 full years of service);

•	the executive is entitled to receive a benefit under our pension plan;

•	prior to the executive’s termination of employment, the executive has become vested in our SERP benefit according to the following schedule:

Years of Supplemental Plan Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

Executives in our pension plan and our SERP are eligible for early retirement after attaining age 55 and completing at least 15 full years of service as a covered employee. The executive’s early retirement benefit under these plans is reduced by 0.25% for each complete calendar month up to 60 months and 0.375% for each complete calendar month in excess of 60 months by which the executive’s early retirement benefit commencement date precedes such executive’s normal retirement date.

See also Part II, Item 8, “Financial Statements and Supplementary Data – Note 15, Postretirement Benefits, of Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the SEC on February 26, 2015.

Nonqualified Deferred Compensation

We maintain a deferred compensation plan in which executives are eligible to participate. The deferred compensation plan is an arrangement whereby the participants can elect to defer receipt of a portion of their compensation until a later date. Executives may elect to defer up to 100% of their annual salary and up to 100% of any cash award under our AIP. A matching contribution is also credited to a participant’s deferred compensation account if their annual base salary exceeds the IRS annual maximum recognizable compensation limit for qualified retirement plans ($260,000 for 2014) and they’ve elected to defer base salary into this plan during the year. The sum of the participant’s 401(k) plan matching contribution plus this plan’s matching contribution provides the participant with the same total match expressed as a percentage of their total base salary as any employee with less than $260,000 of base salary would be eligible to receive under the 401(k) plan (4% of base salary for employee contributions of at least 5% of base salary). Those participating in the plan select hypothetical investment funds for their deferrals and are credited with the hypothetical returns generated. This plan is an unfunded, non-qualified, deferred compensation arrangement created for a select group of our management and highly compensated employees.

Executives identify:

•	the percentage of annual salary and bonus to be deferred;

•	the investment designation;

•	the method by which the amounts credited to the executive’s deferred compensation account are to be paid;

•

the date on which payment of the amounts credited to the executive’s deferred compensation account is to occur (in the event of a lump sum distribution) or commence (in the event of a form of distribution other than a lump sum); and

•

the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the executive dies before distribution of the amounts credited to the deferred compensation account is completed.

The following table summarizes NEO contributions, our contributions, credited earnings, withdrawals and the aggregate balance as of December 31, 2014.

Nonqualified Deferred Compensation Table for 2014

Name	Executive Contributions in 2014($)(1)	Company Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(3)
Terrence W. Cavanaugh	84,103	27,000	56,649	0	856,725
Marcia A. Dall	9,354	8,308	857	0	18,518
Richard F. Burt, Jr.	3,885	5,138	376	0	9,400
George D. Dufala	4,185	6,338	5,375	0	88,817
Robert C. Ingram, III	4,127	6,108	475	0	10,710

(1)	Executive contributions include amounts deferred as supplemental employee contributions. These amounts are disclosed in the Summary Compensation Table in the “Salary” column.

(2)	Our contributions are comprised of the company match on annual salary deferrals. These amounts are disclosed in the Summary Compensation Table in the “All Other Compensation” column.

(3)	For Mr. Cavanaugh, $27,000, $28,638 and $26,631 are reported in the “Aggregate Balance” column and have previously been reported as compensation in our Summary Compensation Tables for 2014, 2013 and 2012, respectively. For Ms. Dall and Messrs. Burt, Dufala and Ingram, $8,308, $5,138, $6,338 and $6,108, respectively, are reported in the Summary Compensation Table for 2014. There were no balances reported for these NEOs in 2013 or 2012.

With the exception of the T. Rowe Price Science and Technology Fund, the plan’s hypothetical investment funds mirror investment options that are offered to the executives in our tax-qualified 401(k) plan. As in our 401(k) plan, executives participating in our deferred compensation plan may exchange investment funds daily. The return credited to their deferred compensation plan accounts is determined by the investment results of the hypothetical investment funds selected.

Agreements with Executive Officers

We have no employment agreements with any NEOs.

Potential Termination or Change in Control Payments

Potential salary and benefits payments expected under various termination scenarios are disclosed below for the NEOs who were employed as of December 31, 2014. We developed the compensation and benefit amounts disclosed in the table below assuming a termination date of December 31, 2014. Amounts represent only payments estimated in addition to the other compensation disclosed herein.

Termination and Change in Control Table

Name	Involuntary Without Cause ($)		Voluntary Without Good Reason ($)		Involuntary With Cause ($)		Voluntary With Good Reason ($)		Disability ($)		Death ($)
Terrence W. Cavanaugh
Pension	0		0		0		0		0		(107,988	)(2)
SERP	97,514	(1)	97,514	(1)	97,514	(1)	97,514	(1)	97,514	(1)	(581,357	)(2)
Marcia A. Dall
Pension	0		0		0		0		0		(14,120	)(2)
SERP	0		0		0		0		0		(2,131	)(2)
Richard F. Burt, Jr.
Pension	0		0		0		0		0		11,308	(2)
SERP	0		0		0		0		0		15,214	(2)
George D. Dufala
Pension	47,334	(3)	47,334	(3)	47,334	(3)	47,334	(3)	0		274,754	(2)
SERP	68,799	(1)	68,799	(1)	68,799	(1)	68,799	(1)	0		478,945	(2)
Robert C. Ingram, III
Pension	0		0		0		0		0		(15,156	)(2)
SERP	0		0		0		0		0		(27,207	)(2)

(1)	The early retirement benefit defined in the SERP is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the SERP at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

(2)	Upon the death of an NEO, an unreduced survivor benefit under the SERP and pension begins immediately. The amount shown is the additional present value attributable to the commencement of the 50% survivor benefit based upon the spouse’s age at December 31, 2014. Since the surviving spouse’s benefit is not reduced for early commencement, the benefit becomes less valuable as the NEO approaches age 65. At some point, the decrease in value from the NEO’s full age 65 benefit to the surviving spouse’s 50% portion of that benefit outweighs the additional value of the surviving spouse’s benefit being unreduced for early commencement. After that time, negative amounts are shown because the surviving spouse’s benefit is less valuable than the NEO’s age 65 benefit. Other factors that influence amounts in this column include the age and gender of the NEO’s surviving spouse.

(3)	The early retirement benefit defined in the tax-qualified pension plan is considered to be a “subsidized” benefit because the early retirement reduction factors are more generous than an actuarially equivalent reduction for the early commencement of benefits. The amount shown is the additional present value attributable to receiving a reduced early retirement benefit from the tax-qualified pension plan at age 55, or current age if the NEO is older than age 55, versus an unreduced benefit at age 65.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of Chair Thomas W. Palmer, Jonathan Hirt Hagen, Robert C. Wilburn and Thomas B. Hagen, ex officio (non-voting). During 2014, no member of our compensation committee was an officer or employee of us, the Exchange, or any subsidiary or affiliate of us or the Exchange, nor was any committee member formerly an officer of us, except that Mr. Thomas Hagen served as an officer of the Company, including as our President and CEO, until 1993. All of the directors that serve on our compensation committee are independent directors as defined in the NASDAQ rules and qualified directors as required under the Holding Companies Act. Furthermore, none of our executive officers serves as a member of a compensation committee of another entity, one of whose executive officers serves on our compensation committee, nor do any of our executive officers serve as a director of another entity, one of whose executive officers serves on our compensation committee.

REPORT OF OUR EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

The following report of our compensation committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933, or the “1933 Act,” or the Exchange Act, except to the extent that we specifically incorporate this report of our compensation committee by reference therein.

The members of our compensation committee reviewed and discussed the Compensation Discussion and Analysis and, based on such review and discussions, recommended to our board of directors that the Compensation Discussion and Analysis be included in this information statement for filing with the SEC and the incorporation by reference of such Compensation Discussion and Analysis in our annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Erie Indemnity Company Executive Compensation and Development Committee:

Thomas W. Palmer, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Robert C. Wilburn

February 18, 2015

DIRECTOR COMPENSATION

Overview

The goals of our director compensation program are to attract and retain directors of outstanding competence and ability and reward them in a fiscally responsible manner. Director performance is a key influencing factor in organizational performance. Accordingly, director compensation is reviewed periodically and adjusted, as appropriate, to align the interests of directors with our strategic objectives. Our compensation for directors includes retainer fees, board and committee meeting fees, stock grants, and committee chair fees.

The periodic review of director compensation is the responsibility of our compensation committee and our board of directors. In undertaking this responsibility, the committee engages independent advisors who provide compensation surveys of the financial services industry and supplemental data that is considered in setting director compensation levels. After reviewing the data, the compensation committee formulates a recommendation for review by our board of directors.

2014 Director Compensation

The annual cash retainer in 2014 for our directors for services to us was $50,000 plus $1,500 for each board of directors or committee meeting attended. Our directors also received $50,000 of deferred stock credits as further described below. Committee chairpersons each received an additional $5,000, except for our audit committee chairperson who received $15,000 and our compensation committee chairperson who received $10,000. Directors who serve on our Special Litigation Committee are paid an annual retainer of $10,000 in place of meeting fees, except for the committee chairperson who receives an annual retainer of $15,000. In lieu of committee meeting fees and committee chair fees, the chairman of our board, who is an ex officio member of all committees, received an additional annual fee of $75,000. Directors are paid retainers quarterly and all directors are reimbursed for their expenses incurred for attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of our board of directors and its committees. See also Related Person Transactions.

A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer director compensation. A director who defers compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited with hypothetical interest, based on the investment results of the hypothetical investment options selected. The hypothetical investment funds mirror investment options that are offered to participants in our tax-qualified 401(k) plan. As in our 401(k) plan, participants in the outside directors deferred compensation plan may exchange investment funds daily. The return credited to a participant’s deferred compensation plan account is determined by the investment results of the hypothetical investment funds selected by the participant.

We also maintain a deferred stock account in the deferred compensation plan for each outside director. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for payment of a portion of annual compensation for directors’ services in annual share credits, the value of which are determined by shares of our Class A common stock. The account is updated annually with additional share credits. The number of additional annual share credits is determined by dividing $50,000 by the closing price of our Class A common stock on the first business day after our annual meeting of shareholders. Each director vests in the share credits 25% every three full calendar months over the course of a year, with the final 25% vesting on the day before the next annual meeting, if the next annual meeting is held before the final three full calendar months have elapsed. Dividend equivalent credits paid by us are reinvested into each director’s deferred stock account as additional share credits which vest immediately. Upon leaving board service, directors receive shares of our Class A common stock equal to the number of share credits in their deferred stock account. We account for the fair value of the directors’ share credits and dividend equivalent credits under the plan in accordance with FASB Accounting Standards Codification 718-740, “Compensation — Stock Compensation.” In 2014, the annual charge related to this plan was approximately $550,000.

Added responsibilities or additional duties, such as committee chairperson or chairman of the board, may cause variations in each director’s total compensation earned. Mr. Cavanaugh does not receive compensation for serving on our board of directors as that is considered part of the duties of the president and CEO.

The following table sets forth the compensation earned by our directors for services rendered in that capacity during 2014.

Director Compensation Table for 2014

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J. Ralph Borneman, Jr.	79,000	50,000	0	129,000
Terrence W. Cavanaugh	n/a	n/a	n/a	n/a
Jonathan Hirt Hagen	102,500	50,000	0	152,500
Susan Hirt Hagen	70,750	50,000	25,253	146,003
Thomas B. Hagen	134,000	50,000	25,275	209,275
C. Scott Hartz	75,500	50,000	0	125,500
Claude C. Lilly, III	102,500	50,000	0	152,500
Thomas W. Palmer	115,500	50,000	0	165,500
Martin P. Sheffield	77,000	50,000	0	127,000
Richard L. Stover	92,500	50,000	0	142,500
Elizabeth Hirt Vorsheck	79,000	50,000	0	129,000
Robert C. Wilburn	84,500	50,000	0	134,500

(1)	For additional information on directors’ compensation, see 2014 Director Compensation above.

(2)	Amounts reported in this column represent the 2014 annual share credits to the directors’ deferred stock account under the outside directors deferred compensation plan. One grant was made on April 16, 2014 and the closing stock price on that date was $69.97.

(3)	Amounts shown in the “All Other Compensation” column for Mrs. Hagen and Mr. Thomas Hagen are the amounts they received in 2014 as indemnification for early repayments on life insurance policies under split-dollar agreements that were terminated on December 31, 2003.

Director Stock Ownership Guidelines

Each of our directors is required to maintain ownership of a minimum of $40,000 of our stock on a cost basis. Newly elected directors are required to purchase an equivalent of $40,000 of our stock on a cost basis within 24 months of having been elected as a director. Directors are expected to continue to meet these minimum stock ownership requirements until they leave board service.

Our minimum stock ownership requirements do not apply to a director who is an owner, partner, director, trustee, officer or employee of, or advisor to, any person holding, of record or beneficially, directly or indirectly, more than five percent of the Company’s Class A or Class B common stock, or the sole or shared power to vote or direct the voting of such shares.

Director Education Program

We offer a director education program which provides each director with access to various resources to assist him or her with enhancing the skills and strategies that drive effective directorship. We pay for the cost of each director’s membership in the National Association of Corporate Directors, underwrite the cost of attendance at certain educational seminars and conferences, and provide subscriptions to Corporate Board Member and other relevant business news journals, magazines and online resources.

Matching Gifts Program

Through our matching gifts program, we will match contributions made by employees or directors to eligible charitable organizations and educational institutions up to a maximum of $10,000 per employee or director, per year. Company matching applies to personal contributions of cash or marketable securities actually made, not pledged, by the employee or director during the calendar year.

RELATED PERSON TRANSACTIONS

Recognizing that related person transactions present a heightened risk of conflicts of interest, or create the appearance of conflicts of interest, our board of directors adopted a policy regarding transactions involving us and a related person. This policy requires that all related person transactions from the prior fiscal year be reviewed by our nominating committee and either be approved or disapproved for the current fiscal year. The policy also requires that any other proposed related person transaction, or any change to a previously approved related person transaction, be presented to our nominating committee for approval or disapproval. A copy of the policy as adopted by our board of directors may be viewed on our website at: http://www.erieinsurance.com.

J. Ralph Borneman, Jr., one of our directors, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Mr. Borneman also has a son who is an officer and principal shareholder of another insurance agency that receives commissions in the ordinary course of business from the insurance companies we manage in accordance with their standard commission schedules and agents’ contracts. Payments made during 2014 to Mr. Borneman’s agency and Mr. Borneman’s son’s agency for commissions written on insurance policies from the Property and Casualty Group and EFL totaled $398,530 and $3,082,113, respectively. Mr. Borneman’s son’s agency also received Founders Award and other award payments totaling $669,378 for 2014. These payments were earned in accordance with the terms and conditions of those award programs. At its meeting on February 11, 2015, our nominating committee approved the commissions paid to Mr. Borneman’s agency and the commissions and awards paid to Mr. Borneman’s son’s agency during 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Pursuant to our bylaws, our audit committee has sole authority to engage our independent registered public accountants. Our audit committee annually considers the selection of our independent registered public accountants. Our audit committee selected Ernst & Young LLP to be our independent registered public accountants for the fiscal years ended December 31, 2014 and 2013 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2014 and 2013.

Representatives from Ernst & Young LLP are expected to attend our annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at our annual meeting to respond to appropriate questions from shareholders.

REPORT OF OUR AUDIT COMMITTEE

The following report of our audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by us under the 1933 Act or the Exchange Act, except to the extent we specifically incorporate this report of our audit committee by reference therein.

The audit committee of our board of directors oversees the quality and integrity of our accounting, auditing and financial reporting practices. Our audit committee has adopted a written charter, a copy of which may be viewed on our website at: http://www.erieinsurance.com. Each member of our audit committee is an independent director as defined in the NASDAQ and SEC rules, satisfies the financial literacy requirements thereof and meets the requirements of the Holding Companies Act. In addition, our board of directors has determined that one member of our audit committee, Dr. Lilly, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC.

Our audit committee, which met seven times during 2014, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and our bylaws, for the selection of our independent registered public accountants and for reviewing our financial condition, the scope and results of the independent audit and the adequacy of our accounting, financial, internal and operating controls.

Our audit committee oversees our internal audit department and, accordingly, reviews and approves its audit plans, reviews its audit reports and evaluates its performance.

Our audit committee reviews our financial reporting process on behalf of our board of directors. In fulfilling its responsibilities, our audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with management.

Throughout 2014, management continued its documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. Our audit committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. Our audit committee reviewed management’s report on the effectiveness of our internal control over financial reporting. Our audit committee also reviewed Ernst & Young LLP’s opinion on the effectiveness of internal control over financial reporting based on its audit.

Our audit committee discussed with Ernst & Young LLP the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, our audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP matters relating to its independence.

Our audit committee reviews its charter annually. Our audit committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact our audit committee anonymously.

Based upon the discussions and reviews referred to above, our audit committee recommended to our board of directors that (1) our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2014 to be filed with the SEC, and (2) our board of directors accept management’s report on its assessment of the effectiveness of our internal control over financial reporting.

Erie Indemnity Company Audit Committee:

Claude C. Lilly, III, Chair

Jonathan Hirt Hagen

Thomas B. Hagen, ex officio (non-voting)

Thomas W. Palmer

Martin P. Sheffield

Richard L. Stover

February 17, 2015

AUDIT FEES

Our audit committee approves the fees and other significant compensation to be paid to our independent registered public accountants for the purpose of preparing or issuing an audit report or related work. We provide appropriate funding, as determined by our audit committee, for payment of fees and other significant compensation to our independent registered public accountants. Our audit committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants. Our audit committee delegated to our audit committee chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full audit committee at its next scheduled meeting.

Our audit committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for our 2014 and 2013 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2014
	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit fees	$1,102,955	$940,599	$2,043,554
Audit-related fees	—	—	—
Tax fees	15,000	—	15,000
All other fees	1,995	—	1,995

Total fees	$1,119,950	$940,599	$2,060,549

	2013
	Erie Indemnity Company	Erie Insurance Exchange and Subsidiaries	Total
Audit fees	$1,069,432	$921,614	$1,991,046
Audit-related fees	—	—	—
Tax fees	15,000	—	15,000
All other fees	2,790	—	2,790

Total fees	$1,087,222	$921,614	$2,008,836

“Audit Fees” includes fees associated with the annual audit, including the report on adequacy of our internal control over financial reporting, reviews of our quarterly reports on Form 10-Q and statutory audits. “Tax fees” shown for 2014 and 2013 were for services related to wash sales. “All other fees” includes amounts paid for an online accounting and auditing information subscription.

ANNUAL REPORT

A copy of our annual report for 2014 is being mailed to all holders of Class A common stock and Class B common stock together with this information statement.

OTHER MATTERS

Our board of directors does not know of any matter to be presented for consideration at our annual meeting other than the matters described in the notice of annual meeting.

By order of our board of directors,

Sean J. McLaughlin
Executive Vice President,
Secretary and General Counsel

March 20, 2015

Erie, Pennsylvania

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 21, 2015

To the Holders of Class A Common Stock and

Class B Common Stock of ERIE INDEMNITY COMPANY:

We will hold our 90th annual meeting of shareholders at 9:30 a.m., local time, on Tuesday, April 21, 2015, at the Auditorium of the F.W. Hirt — Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1. To elect 12 persons to serve as directors until our 2016 annual meeting of shareholders and until their successors are elected and qualified; and

2. To transact any other business that may properly come before our annual meeting and any adjournment, postponement or continuation thereof.

This notice is being sent to all holders of Class A common stock and Class B common stock as of the close of business on Friday, February 20, 2015, the record date established by our board of directors. Such persons will also receive an information statement relating to our annual meeting, together with a copy of our annual report to shareholders for the year ended December 31, 2014. Holders of Class B common stock will also receive a form of proxy. Holders of Class A common stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at our annual meeting.

Holders of Class B common stock are requested to complete, sign and return the form of proxy, whether or not they expect to attend our annual meeting in person.

By order of our board of directors,

Sean J. McLaughlin
Executive Vice President,
Secretary and General Counsel

March 20, 2015

Erie, Pennsylvania

NOTICE OF INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Important Notice Regarding the Availability of our Information Statement for the Annual Meeting of Shareholders to be held on April 21, 2015.

Our information statement and annual report are available at: http://www.erieindemnityinfostatement.com.

ERIE INDEMNITY COMPANY

CLASS B COMMON STOCK

PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terrence W. Cavanaugh, Thomas B. Hagen and Sean J. McLaughlin, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company that the undersigned may be entitled to vote at our Annual Meeting of Shareholders to be held in the Auditorium of the F. W. Hirt—Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania, on April 21, 2015, at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, and directs that the shares represented by this proxy shall be voted as follows:

ITEM 1.	ELECTION OF DIRECTORS.

☐	FOR All candidates listed below	☐	WITHHOLD AUTHORITY to vote for all
	(except as marked to the contrary)		the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

J. Ralph Borneman, Jr.	Susan Hirt Hagen	Claude C. Lilly, III	Richard L. Stover
Terrence W. Cavanaugh	Thomas B. Hagen	Thomas W. Palmer	Elizabeth Hirt Vorsheck
Jonathan Hirt Hagen	C. Scott Hartz	Martin P. Sheffield	Robert C. Wilburn

In their discretion, the proxies, at the direction of our Board of Directors, are authorized to vote with respect to matters incident to the conduct of our Annual Meeting and any adjournment, postponement or continuation thereof, and upon such other business as may properly come before our Annual Meeting.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above.

This proxy should be dated, signed by the shareholder(s) and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date: , 2015